EXHIBIT (a)(1)(C)

TASKER PRODUCTS CORP.
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CONSENT SOLICITATION AND OFFER TO EXERCISE
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WITHDRAWAL FORM

If you previously elected to participate in the offer (the “Offer”) by Tasker Products Corp., a Delaware corporation (“Tasker”), described in the Consent Solicitation and Offer to Exercise, dated as of November 21, 2007 (the “Memorandum”), and you would now like to change your prior election and withdraw your tendered warrant(s) and/or revoke your consent to the registration of certain securities, you must properly complete, sign, date and deliver this Withdrawal Form (the “Withdrawal Form”) to Tasker pursuant to the Instructions accompanying this Withdrawal Form, prior to midnight, Eastern Time on December 20, 2007, unless the Offer is extended or earlier terminated by us. If we extend the Offer, you may change your prior election and withdraw your tendered warrant(s) at any time before the expiration of the extended deadline.

If Tasker receives one or more Election Forms and one or more Withdrawal Forms signed by you, Tasker will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last.

ACKNOWLEDGEMENT AND SIGNATURE:

(Check as applicable)

☐    I previously (a) completed, signed, dated and delivered to Tasker the Election Form, in which I elected to participate in the Offer, (b) delivered to Tasker my original executed warrant(s) and (c) with respect to those warrants I elected to exercise, delivered a wire transfer or cashier’s check to Tasker for the required cash exercise price.  I now wish to change my prior election and withdraw my tendered warrant(s).

     By properly completing, signing and dating this Withdrawal Form and delivering it to Tasker pursuant to the Instructions accompanying this Withdrawal Form, I voluntarily elect to change my prior election to participate in the Offer and withdraw my tendered warrant(s). I understand and acknowledge that if Tasker accepts my withdrawal, my warrant(s) will remain outstanding on their current terms until expiration or exercise, and I will not receive or have any rights to any New Notes or New Warrants. In addition, I understand that unless I check the box below, my Registration Consent will continue to remain in full force and effect unless revoked by me prior to the expiration of the Offer.

☐  I previously delivered either (a) a completed, signed and dated Election Form to Tasker in connection with the tender of my Existing Warrants or (b) a completed, signed and dated Election Form solely to deliver a Registration Consent with respect to 6% Notes owned by me. I now wish to to revoke my prior Registration Consent.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Withdrawal Form as of the date set forth below.

Date	Signature

Name

Title

Social Security Number or Tax ID Number

Street Address

Street Address (line 2)

City, State and ZIP Code

Phone Number